Exhibit 99.1

     Cirrus Logic Signs Agreement to Acquire Apex Microtechnology

  Leading Provider of Precision High-Power Analog Amplifier Products
              Expands Cirrus Logic's Industrial Business


    AUSTIN, Texas--(BUSINESS WIRE)--July 12, 2007--Cirrus Logic Inc. (Nasdaq:CRUS), a leading designer of high-precision analog, mixed-signal and embedded integrated circuits, today announced that it has signed a definitive agreement to acquire Apex Microtechnology, a leading provider of precision high-power analog amplifier products, for $42 million in cash.

    Founded in 1980 with headquarters in Tucson, Ariz., Apex Microtechnology is a leading innovator of integrated circuits, hybrids and modules used in a wide range of industrial and aerospace applications that require high-power precision analog products, such as PWM and power amplifiers. These precision amplifiers are used for driving motors, piezo electrics, programmable power supplies and other devices requiring high power and precision control. Apex Microtechnology employs approximately 90 people.

    "Apex Microtechnology's proven success and diversified customer base gives Cirrus Logic the expertise to expand into high-power industrial markets," said Jason Rhode, president and chief executive officer, Cirrus Logic. "Combining Cirrus Logic's signal processing and IC design skills with Apex's expertise in power drivers and amplifiers will allow us to introduce precision power products with higher levels of integration and functionality."

    Apex generated revenue of approximately $4 million to $5 million per quarter during the past year with strong gross margins, in keeping with Cirrus Logic's overall corporate goals. Apex has quarterly operating expenses in the range of $1.5 million to $2 million. Cirrus Logic expects that the acquisition will become positive to earnings per share in the third fiscal quarter of 2008. Cirrus Logic anticipates the acquisition to close by the end of August.

    Apex Microtechnology offers approximately 80 products supporting 1,200 customers worldwide. Apex's top customers include leaders in industrial and aerospace markets. Apex products are designed to operate in the high power realm of output current greater than one amp and/or high voltage greater than 60 volts. Apex's product portfolio includes products that deliver power in the range of one watt to thousands of watts, with voltages up to 1,200 volts. Apex Microtechnology products will continue to be marketed under the Apex brand.

    Cirrus Logic Inc.

    Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including statements related to the anticipated closing of a transaction with Apex Microtechnology and the financial effects of the transaction, including the effect on our earnings per share. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. For factors that could cause our results to vary from expectations, please see the risk factors listed in our Form 10-K for the year ended March 31, 2007, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.


    CONTACT: Cirrus Logic Inc., Austin
             Bill Schnell, 512-851-4084
             bill.schnell@cirrus.com